UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2009

WMS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On September 28, 2009, WMS Industries Inc. (the “Company”) issued approximately 6.0 million shares of its common stock, $.50 par value per share, upon conversion to common stock of $79.4 million principal amount of its 2.75% Convertible Subordinated Notes Due 2010 (the “Notes”), or approximately 70% of the outstanding Notes. The newly issued shares, as with all of the shares related to Notes, previously have been included in the Company’s fully diluted share count since fiscal 2005. Pursuant to three separate agreements entered into between the Company and each holder of the converted Notes, the Company agreed to pay each holder an individually negotiated amount of cash as an inducement for each holder to convert its Notes immediately. In connection with the conversion of the $79.4 million principal amount of the Notes, the Company paid the holders an aggregate of $1.1 million of cash consisting of $0.4 million of interest earned through September 28, 2009, and $0.7 million as the inducement to convert the Notes, which amount is less than the discounted present value of the remaining approximately $1.7 million of interest that would be earned on the Notes through maturity in July 2010. The Company expects the impact of these transactions to result in a charge of $0.02 per diluted share in its quarter ended September 30, 2009, consisting of the $0.7 million inducement payment coupled with a non-cash charge of approximately $0.4 million to write-off the remaining proportional deferred financing costs related to the Notes. The charge in the September 2009 quarter will be offset by savings from reduced interest payments through the remaining term of the Notes, resulting in a favorable net benefit to fiscal 2010 net income of approximately $0.4 million. As a result of the conversion of the Notes into common stock, the Company will reduce its long-term debt by $79.4 million and increase common stock and additional-paid-in capital by an aggregate of $79.4 million.

The issuance of the shares of common stock upon conversion of the Notes is exempt from registration under the Securities Act of 1933, as amended, by reason of Section 3(a)(9) thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS Industries Inc.

/s/ KATHLEEN J. MCJOHN
	Name:	Kathleen J. McJohn
	Title:	Vice President, General Counsel and Secretary

Date: September 28, 2009

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